COLLATERAL AGREEMENT



     This Collateral Agreement (the "Agreement") is made by and between Dixie Rice Agricultural Corporation, Inc., Louisiana corporation ("Dixie"), and Contran Corporation, Delaware corporation ("Contran"), as of the 20th day of December, 1988.

                              W I T N E S S E T H

     WHEREAS, Dixie and Southern Methodist University ("SMU") have entered into that certain Loan and Pledge Agreement dated August 18, 1986 (the "Loan Agreement"), pursuant to which SMU has agreed to advance Dixie up to $1,500,000.00 in loans; and

     WHEREAS, SMU requires, among other things, that Dixie pledge shares of stock with a market value of not less than two hundred percent (200%) of the outstanding principal balance of the loans advanced under the Loan Agreement; and

     WHEREAS, Dixie does not currently hold securities which will qualify as collateral under the Loan Agreement; and

     WHEREAS, Contran has agreed to pledge shares of Valhi, Inc. common stock owned by Contran, as collateral under the Loan Agreement.

     NOW, THEREFORE, in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

          1) Contran agrees to pledge, as collateral under the Loan Agreement, 300,000 shares of Valhi, Inc. common stock owned by Contran, or such greater number of shares which of at least shall have from time to time a market value of at least $3,000,000.00 (the "Shares").

          2) As consideration for pledging the Shares, Dixie shall pay to Contran a fee equal to an annual rate of .5% of the average daily principal loan balance outstanding, during periods in which any portion of the Shares are pledged, under the Loan Agreement [payable quarterly on each March 31, June 30, September 30 and December 31].

          3) Dixie agrees to indemnify Contran against any loss or incremental cost resulting from the pledge of the Shares under the Loan Agreement.

          4) This Agreement may be terminated by either party hereto by giving the other party thirty (30) days written notice of such termination.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                              DIXIE RICE AGRICULTURAL CORPORATION, INC.


                              By:    /s/ Harold C. Simmons
                                  ----------------------------------
                                  Harold C. Simmons
                                  Chairman of the Board



                              CONTRAN CORPORATION



                              By:   /s/ Michael A. Snetzer
                                  ----------------------------------
                                  Michael A. Snetzer